Ford


NEWS

Contact:     George Pipas
             313-323-9216
             gpipas@ford.com

IMMEDIATE RELEASE
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FORD MOTOR COMPANY REPORTS FEBRUARY U.S. SALES

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o Ford car sales post increase on higher sales of new products; overall sales decline on lower truck sales.
o Ford Five Hundred, Ford Freestyle, and Mercury Montego outpace industry as combined sales increase 35 percent compared with January.
o Ford Mustang sales climb 32 percent; first convertibles arrive in Ford dealer showrooms.
o Lincoln dealers deliver first Mark LT luxury pickups. Lincoln and Mercury brands post higher sales in February.
o Ford Focus and Dell Computer partner for stronger February sales.
o Ford Escape and Mercury Mariner increase Ford's presence in small SUV segment.
o New products help Volvo and Land Rover dealers report higher sales in February.
o Ford announces second quarter North American production plan.

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DEARBORN,  Mich.,  March 1 - Sales of Ford  passenger  cars  rose 8  percent  in
February paced by recently introduced new products. Sales of trucks declined 8 percent resulting in an overall sales decline of 3 percent.

Combined sales for the Ford Five Hundred, Ford Freestyle, and Mercury Montego totaled 14,718 in February, up 35 percent compared with January. Ford estimates overall industry sales increased 15 to 20 percent from January to February.



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"We are extremely  pleased with the sales curve for our new products," said Earl
Hesterberg, Ford group vice president, North America Marketing Sales and Service. "In just five months, we have very nearly reached our sales targets for the Chicago products."

Ford Mustang continued to set a torrid sales pace in February, as sales to individual retail customers were 57 percent higher than a year ago. Lower fleet deliveries partially offset the increase in retail demand resulting in an overall Mustang sales increase of 32 percent.

"The Mustang convertible is arriving just in time for the spring selling season," said Hesterberg.

So is the Lincoln Mark LT. Lincoln dealers delivered the first luxury pickup trucks at the end of February - just one month after the start of production. Both Mercury and Lincoln posted sales increases in February.

"We expect stronger sales in the months ahead for Lincoln and Mercury," said Hesterberg. "The Mercury Montego and Mariner have helped Mercury get off to a good start in 2005. In addition to the Mark LT, the franchise will benefit by the addition of the Mercury Milan and Lincoln Zephyr later in the year."

Ford Focus contributed to the increase in passenger car sales. At the beginning of February, Ford partnered with Dell Computer in a unique promotion that helped February Focus sales increase 10 percent compared with a year ago.

Sales for Ford's small sport utility vehicles continued to grow. Combined sales for the Ford Escape and Mercury Mariner totaled 17,115, up 18 percent compared with a year ago. Sales for the Ford Escape Hybrid in February were 1,092. Almost 5,000 hybrid models of the Escape have been sold since the product debuted in October.




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


Volvo dealers reported a sales increase in February bolstered by higher sales of the new S40 sedan and V50 wagon as well as continued strong sales of the XC90 crossover sport utility vehicle. Land Rover dealers reported record February sales thanks to the all-new LR3 and continued strong Range Rover sales.


North American Production Plans
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The company plans to build 940,000 vehicles (290,000 cars and 650,000 trucks) in its North American assembly plants in the second quarter 2005. In the second quarter 2004, the company produced 951,000 vehicles (252,000 cars and 699,000 trucks).

In the first quarter of 2005, the company plans to build 910,000 vehicles (267,000 cars and 643,000 trucks), down 10,000 units from the previously announced plan.














Go to http://media.ford.com for news releases and high-resolution photographs.